CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 333-230064, 333-225364, 333-223217, 333-209540, 333-208185, and 333-216128) on Form S-8 of our reports dated March 22, 2024, with respect to the consolidated financial statements and financial statement schedule II of Duluth Holdings Inc. and the effectiveness of internal control over financial reporting.

/s/  KPMG LLP

Milwaukee, WI

March 22, 2024